Exhibit 10.1

AMENDMENT NO. 1 TO PREFERRED STOCK PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO PREFERRED STOCK PURCHASE AGREEMENT (this “Amendment”) is entered into and effective as of April 4, 2011 (the “Amendment Effective Date”), by and between Advaxis, Inc., a Delaware corporation (“Company”), Optimus Capital Partners, LLC, a Delaware limited liability company, dba Optimus Life Sciences Capital Partners, LLC (including its designees, successors and assigns, “Investor”) and Optimus CG II, Ltd., a Cayman Islands exempted Company (including its designees, successors and assigns, “Holder”).  Capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Preferred Stock Purchase Agreement (as defined below).

WHEREAS, the Company and the Investor previously entered into that certain Preferred Stock Purchase Agreement, dated as of July 19, 2010 (the “Preferred Stock Purchase Agreement”) pursuant to which, among other things, the Company (i) agreed to issue to the Investor up to 750 shares of Series B Preferred Stock, $0.001 par value (the “Series B Preferred Stock”), subject to the terms and conditions set forth in the Preferred Stock Purchase Agreement and (ii) issued a warrant to Holder (as Investor’s designee), dated as of July 19, 2010, to purchase up to 40,500,000 shares of the Common Stock of the Company (the “Existing Warrant”);

WHEREAS, as of the date hereof, the Existing Warrant has been exercised with respect to 40,449,962 Warrant Shares such that only 50,038 Warrant Shares remain unvested and unexercised under the Existing Warrant; and

WHEREAS, in furtherance of the transactions contemplated by the Preferred Stock Purchase Agreement, (i) the Company desires to issue to the Holder a warrant to purchase up to 25,560,000 shares of Common Stock of the Company, in the form attached hereto as Exhibit A (the “Additional Warrant”), (ii) the parties desire to amend certain provisions of the Preferred Stock Purchase Agreement in accordance with Section 9.3 thereof to effect the issuance of the Additional Warrant and (iii) at such time as the SEC declares effective a registration statement that includes the shares of Common Stock underlying the Additional Warrant, the Company, the Investors and the Holder desire that the Existing Warrant be cancelled.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.	Amendments to Preferred Stock Purchase Agreement.

(a)           Article 1 of the Preferred Stock Purchase Agreement is hereby amended so that the following definitions are either added in alphabetical order or, as applicable, amended and restated to read in their entirety as stated below:

“Agreement” means this Preferred Stock Purchase Agreement, as amended by the Amendment, and as may be further amended from time to time.

“Amendment” means Amendment No. 1 to Preferred Stock Purchase Agreement, dated as of April 4, 2011, by and between the Company, Investor and Holder.

“Amendment Effective Date” means the Amendment Effective Date as defined in the Amendment.

“Material Adverse Effect” means a material adverse effect on (i) the legality, validity or enforceability of any Transaction Document, (ii) the results of operations, assets, business or financial condition of the Company, or (iii) the Company’s ability to perform in any material respect its obligations under any Transaction Document; provided, however, that none of the following, individually or in the aggregate, shall be taken into account in determining whether a Material Adverse Effect has occurred: (a) changes in conditions in the U.S. or global capital, credit or financial markets generally, including changes in the availability of capital or currency exchange rates; (b) changes generally affecting the biotechnology or pharmaceutical industries; (c) any deterioration in the results of operations, assets, business or financial condition of the Company substantially resulting from (1) circumstances, conditions or risks (including, without limitation, the section titled “Risk Factors” contained in the Company’s Form 10-K for its fiscal year ended October 31, 2010) existing as of the Amendment Effective Date that are set forth in any of the SEC Reports or (2) any of the matters set forth in the Disclosure Schedule (as the same may be updated pursuant to Section 2.3(c)(ii)); (d) any effect of the announcement of this Agreement or the consummation of the transactions contemplated by this Agreement on the Company’s relationships, contractual or otherwise, with customers, suppliers, vendors, bank lenders, strategic venture partners or employees; and (e) any decrease in the market price of the Common Stock (but excluding herefrom any condition, occurrence, state of facts or event underlying such decrease to the extent that such condition, occurrence, state of facts or event otherwise would constitute a Material Adverse Effect).

“Trading Market” means the OTCQB Marketplace, the OTC Bulletin Board, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the NYSE Amex, or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

“Transaction Documents” means this Agreement, the Amendment, the Exhibits hereto and the Exhibits to the Amendment (including the Exhibits to the Warrant).

“Warrant” means the warrant issuable under this Agreement, in the form attached to the Amendment as Exhibit A, to purchase 25,560,000 shares of Common Stock, at an initial exercise price of $0.15 per share, subject to adjustment as provided therein.

(b)           Amendment to Section 4.1(hh).  The parties agree that the reference to “Effective Date” in the first sentence of Section 4.1(hh) shall be deleted and replaced with the term “Amendment Effective Date”.

(c)           The Address for Notice to Investor set forth on the page immediately following the signature page of the Preferred Stock Purchase Agreement is hereby amended and restated as follows:

“To Investor:

Optimus Life Sciences Capital Partners, LLC
11150 Santa Monica Boulevard, Suite 1500
Los Angeles, CA 90025
Fax No.: (310) 444-5300
Email: info@optimuscg.com

with a copy (which shall not constitute notice) to:

Luce Forward Hamilton & Scripps LLP
600 West Broadway, Suite 2600
San Diego, California 92101
Attention: S. Elizabeth Foster, Esq.
Fax No.: (619) 645-5361
Email: efoster@luce.com”

2.	Delivery of Additional Warrant. On the Amendment Effective Date, the Company shall deliver the Additional Warrant to Holder.

3.
Cancellation of Existing Warrant.  Each of the Company, the Investor and Holder agree that at such time as the SEC declares effective a registration statement that includes the shares of Common Stock underlying the Additional Warrant, the portion of the Existing Warrant that remains unvested on such effective date shall automatically be cancelled with no further action of the Company, Investor or Holder effective as of the effective date of such registration statement.  Furthermore, each of the Investor and Holder acknowledge and agree that the Company may withdraw any registration statement that includes or included the shares of Common Stock underlying the Existing Warrant.

4.
Severability.  If any provision of this Amendment is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Amendment, and the Preferred Stock Purchase Agreement, shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Amendment.

5.
Effectiveness.  This Amendment shall be deemed effective as of the Amendment Effective Date.  Except as expressly amended herein, all other terms and conditions of the Preferred Stock Purchase Agreement shall remain in full force and effect.

6.
Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Amendment and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under the Preferred Stock Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  The parties hereby waive all rights to a trial by jury.  If either party shall commence an action or proceeding to enforce any provisions of this Amendment or the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses reasonably incurred in connection with the investigation, preparation and prosecution of such action or proceeding.

7.
Counterparts.  This Amendment may be executed in any number of counterparts (including by facsimile transmission), each of which shall be an original and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

ADVAXIS, INC.

By:	/s/ Mark J. Rosenblum
Name: Mark J. Rosenblum
Title: Chief Financial Officer, Senior Vice President and Secretary

OPTIMUS LIFE SCIENCES CAPITAL PARTNERS, LLC

By:	/s/ Terry Peizer
Name: Terry Peizer
Title: Managing Director

OPTIMUS CG II LTD.

By:	/s/ Terry Peizer
Name: Terry Peizer
Title: Managing Director